As Filed with the Commission on May 1, 2015

1940 Act File No. 811-06698

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM N-1A REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 28	[X]
DEUTSCHE EQUITY 500 INDEX PORTFOLIO
 (Exact Name of Registrant as Specified in Charter)

345 Park Avenue, New York, NY 10154
(Address of Principal Executive Offices)

(617) 295-1000
(Registrant’s Telephone Number)

John Millette Vice President and Secretary One Beacon Street Boston, MA 02108 (Name and Address of Agent for Service)	Copies to:	Thomas R. Hiller Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199

Explanatory Note

This Amendment to the Registrant’s Registration Statement on Form N-1A (the “Registration Statement”) has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, beneficial interests in the series of the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant’s series may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. The Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in any series of the Registrant.

Potential investors to whom an offer of beneficial interests is made (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax consequences of an investment in Deutsche Equity 500 Index Portfolio (formerly DWS Equity 500 Index Portfolio) (“the Portfolio”) as described in, this Registration Statement and in all other materials of any kind (including tax opinions or other tax analyses) that are provided to such person by, or on behalf of, the Portfolio in connection with an investment in the Portfolio.

Deutsche Equity 500 Index Portfolio

PART A

Responses to Items 1, 2, 3, 4 and 13 have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

ITEM 5.                      MANAGEMENT

Deutsche Investment Management Americas Inc. is the Portfolio’s investment adviser.
Northern Trust Investments, Inc. is the Portfolio’s sub-adviser and the portfolio manager is Brent Reeder.

Brent Reeder. Senior Vice President of Northern Trust Investments, Inc. Portfolio Manager of the fund. Began managing the fund in 2007.

▪	Joined Northern Trust Investments, Inc. in 1993 and is responsible for the management of quantitative equity portfolios.

ITEM 6.                      PURCHASE AND SALE OF PORTFOLIO SHARES

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Trust may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

Beneficial interests in the Portfolio are redeemable on any day the Portfolio is open. The Portfolio is generally open on days when the New York Stock Exchange is open for regular trading.

ITEM 7.                      TAX INFORMATION

Under the anticipated method of operation of the Portfolio, the Portfolio expected to be a partnership for U.S. federal income tax purposes. As a partnership, the Portfolio is not itself subject to U.S. federal income tax. Instead, in computing its U.S. federal income tax liability, each investor in the Portfolio will be required to take into account its distributive share of items of Portfolio income, gain, loss, deduction, credit, and tax preference for each taxable year substantially as though such items had been realized directly by the investor and without regard to whether the Portfolio has distributed or will distribute any amount to its investors. The Portfolio is not required, and generally does not expect, to make distributions (other than distributions in redemption of Portfolio interests) to its investors. As a result, an investor could recognize taxable income from the Portfolio in a taxable year in excess of actual non-liquidating cash distributions (if any) made by the Portfolio for that year.  Investors that intend to be treated as “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”), may be required to redeem Portfolio interests in order to obtain sufficient cash to meet distribution requirements for such treatment and to avoid an entity-level tax.

ITEM 8.                      FINANCIAL INTERMEDIARY COMPENSATION

Not applicable.

ITEM 9.	INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES, RELATED RISKS AND DISCLOSURE OF PORTFOLIO HOLDINGS.

The investment objective of the Portfolio may be changed without shareholder approval. The investment objective of the Portfolio is to seek to replicate, as closely as possible, before expenses, the performance of the S&P 500 Index, an index that emphasizes stocks of U.S. companies with large market capitalizations. The Portfolio invests for capital appreciation, not income; any dividend and interest income is incidental to the pursuit of its objective.

There can be no assurance that the Portfolio will achieve its investment objective. Additional information about the investment policies of the Portfolio appears in Part B of this Registration Statement. The Registrant incorporates by reference information concerning the Portfolio’s investment objective and policies and risk factors associated with investments in the Portfolio from the sections entitled “Principal Investment Strategy” and “Main Risks” in the prospectus of Deutsche Institutional Funds —Deutsche Equity 500 Index Fund (Institutional Class and Class S)  and Deutsche S&P 500 Index Fund  (Class A, Class B, Class C and Class S) filed with the Commission in Post-Effective Amendment No. 105 on April 29, 2015 (File Nos. 033-34079 and 811-06071) (collectively, the “Feeder Funds,” the prospectus of which is collectively referred to as the “Feeder Funds’ Prospectus”).  The Registrant incorporates by reference information concerning the Portfolio’s portfolio holdings from the sections entitled “Other Policies and Risks” in the Feeder Funds’ Prospectus.

ITEM 10.                      MANAGEMENT, ORGANIZATION AND CAPITAL STRUCTURE.

Capitalized terms used in this Part A have the same meaning as in the Feeder Funds’ Prospectus. Registrant incorporates by reference information concerning the management of the Portfolio from the sections entitled “Fees and Expenses of the Fund” and “Who Manages and Oversees the Funds” in the Feeder Funds’ Prospectus.

The Portfolio is organized as a trust under the laws of the State of New York. The Portfolio’s Declaration of Trust provides that investors in the Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

Investments in the Portfolio have no preemptive or conversion rights and are fully paid and non-assessable, except as set forth below. The Portfolio is not required and has no current intention to hold annual meetings of investors, but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified number of investors) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

Registrant incorporates by reference additional information concerning the Portfolio’s capital stock from the sections entitled “Buying, Exchanging and Selling Shares,” “How to Buy Shares,” “How to Exchange Shares,” “How to Sell Shares,” “Policies You Should Know About,”  “How Each Fund Calculates Share Price” and  “Understanding Distributions and Taxes,” in the Feeder Funds’ Prospectus.

ITEM 11.                      SHAREHOLDER INFORMATION.

The Registrant incorporates by reference information concerning computation of net asset value and valuation of the Portfolio’s assets from sections entitled “Buying, Exchanging and Selling Shares,” “How to Buy Shares,” “How to Exchange Shares,” “How to Sell Shares,” “Policies You Should Know About” and “How Each Fund Calculates Share Price” in the Feeder Funds’ Prospectus.

Buying and Selling Portfolio Interests.  Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Trust may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are  “accredited investors” within the meaning of Regulation D under the 1933 Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in Federal funds (i.e., monies credited to the account of the Portfolio’s custodian bank by a Federal Reserve Bank).

An investor in the Portfolio may withdraw all or any portion of its investment at the net asset value next determined if a withdrawal request in proper form is furnished by the investor to the Portfolio by the designated cutoff time for each accredited investor. The proceeds of a withdrawal will be paid by the Portfolio in Federal funds normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days. The Portfolio reserves the right to pay redemptions in kind. Investments in the Portfolio may not be transferred.

The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

The Portfolio and DeAWM Distributors, Inc. (“DDI”) reserve the right to cease accepting investments at any time or to reject any investment order.

The placement agent for the Portfolio is DDI. The principal business address of DDI is 222 South Riverside Plaza, Chicago, IL 60606. DDI receives no additional compensation for serving as the placement agent for the Portfolio.

Calculation of NAV.  The Portfolio may, at its own option, accept securities in payment for interests. The securities delivered in payment for interests are valued by the method described under  “Purchase and Redemption of Shares,” in Part B and the section entitled “Net Asset Value” in each Feeder Fund’s SAI as of the day the Portfolio receives the securities. This may be a taxable transaction to the investor. Securities may be accepted in payment for interests only if they are, in the judgment of Deutsche Investment Management Americas Inc., appropriate investments for the Portfolio. In addition, securities accepted in payment for interests must: (i) meet the investment objective and policies of the Portfolio; (ii) be acquired by the Portfolio for investment and not for resale; (iii) be liquid securities which are not restricted as to transfer either by law or liquidity of market; and (iv) if stock, have a value which is readily ascertainable as evidenced by a listing on a stock exchange, over the counter market or by readily available market quotations from a dealer in such securities. The Portfolio reserves the right to accept or reject at its own option any and all securities offered in payment for its interests.

An investment in the Portfolio may be made without a sales load. All investments are made at net asset value next determined if an order is received by the Portfolio by the designated cutoff time for each accredited investor. The net asset value of the Portfolio is determined on each day the New York Stock Exchange (“NYSE”) is open for business (“Portfolio Business Day”). The NYSE is scheduled to be closed on the following holidays: New Year’s Day, Dr. Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas, and on the preceding Friday or subsequent Monday when one of these holidays falls on a Saturday or Sunday, respectively.

We typically value securities using information furnished by an independent pricing service or market quotations, where appropriate. However, we may use methods approved by the Board, such as a fair valuation model, which are intended to reflect fair value when pricing service information or market quotations are not readily available or when a security’s value or a meaningful portion of the value of the Portfolio’s investment portfolio is believed to have been materially affected by a significant event, such as a natural disaster, an economic event like a bankruptcy filing, or a substantial fluctuation in domestic or foreign markets that has occurred between the close of the exchange or market on which the security is principally traded (for example, a foreign exchange or market) and the close of the New York Stock Exchange. In such a case, the Portfolio’s value for a security is likely to be different from the last quoted market price or pricing service information. In addition, due to the subjective and variable nature of fair value pricing, it is possible that the value determined for a particular asset may be materially different from the value realized upon such asset’s sale.

To the extent that the Portfolio invests in securities that are traded primarily in foreign markets, the value of its holdings could change at a time when you aren’t able to buy or sell interest in the Portfolio. This is because some foreign markets are open on days or at times when the Portfolio doesn’t price its interests. (Note that prices for securities that trade on foreign exchanges can change significantly on days when the New York Stock Exchange is closed and you cannot buy or sell interests in the Portfolio. Price changes in the securities the Portfolio owns may ultimately affect the price of Portfolio interests the next time the NAV is calculated.)

Distribution and Taxes.  The Portfolio makes a daily allocation of its net investment income and realized and unrealized gains and losses from securities, futures and foreign currency transactions to its investors in proportion to their investment in the Portfolio. The Portfolio is not required, and generally does not expect, to make distributions (other than distributions in redemption of Portfolio interests) to its investors.

Under the anticipated method of operation of the Portfolio, the Portfolio, as a partnership for U.S. federal income tax purposes, will not be subject to any U.S. federal income tax. Instead, in computing its income tax liability, each investor will be required to take into account its distributive share of items of Portfolio income, gain, loss, deduction, credit, and tax preference for each taxable year substantially as though such items had been realized directly by the investor and without regard to whether the Portfolio has distributed or will distribute any amount to its investors. An investor could recognize taxable income from the Portfolio in a taxable year in excess of actual non-liquidating cash distributions (if any) made by the Portfolio for that year. The determination of each investor’s distributive share of the Portfolio’s ordinary income and capital gain will be made in accordance with the governing instruments of the Portfolio, as well as with the Code, the Treasury regulations promulgated thereunder, and other applicable authority. The Portfolio may modify its partner allocations to comply with applicable tax regulations, including, without limitation, the income tax regulations under Sections 704, 706, 708, 734, 743, 754, and 755 of the Code. It also may make special allocations of specific tax items, including gross income, gain, deduction, or loss. These modified or special allocations could result in an investor, as a partner, receiving more or less items of income, gain, deduction, or loss (and/or income, gain, deduction, or loss of a different character) than it would in the absence of such modified or special allocations.

An investor’s receipt of a non-liquidating cash distribution from the Portfolio generally will result in recognized gain (but not loss) only to the extent that the amount of the distribution exceeds the investor’s adjusted basis in its Portfolio interests before the distribution. An investor that receives a liquidating cash distribution from the Portfolio generally will recognize capital gain to the extent of the difference between the proceeds received by the investor and the investor’s adjusted tax basis in its Portfolio interests; however, the investor generally will recognize ordinary income, rather than capital gain, to the extent that investor’s allocable share of “unrealized receivables” (including any accrued but untaxed market discount) and substantially appreciated inventory, if any, exceeds the investor’s share of the basis in those unrealized receivables and substantially appreciated inventory. Any loss may be recognized by an investor only if it redeems all of its Portfolio interests for cash. An investor generally will not recognize gain or loss on an in-kind distribution of property from the Portfolio, including on an in-kind redemption of Portfolio interests. However, certain exceptions to this general rule may apply.

The Portfolio will provide tax information on Schedule K-1 to each investor following the close of the Portfolio’s taxable year. Each investor will be responsible for keeping its own records for determining its tax basis in its Portfolio interests and for the preparation and filing of its own tax returns.

It is intended that the Portfolio’s income and assets will be managed in such a way that an investor in the Portfolio will be able to satisfy the income and diversification requirements under section 851(b) of the Code for qualification as a “regulated investment company,” assuming that the investor has invested all or substantially all of its assets in the Portfolio.  Such investors may be required to redeem Portfolio interests in order to obtain sufficient cash to meet the distribution requirements under section 852 of the Code for treatment as a regulated investment company and to avoid an entity-level tax.

This discussion is a general summary of certain U.S. federal income tax consequences of investing in the Portfolio. Investors should consult their own tax advisors about the precise tax consequences of an investment in the Portfolio in light of their particular tax situation, including possible foreign, state, local, or other applicable taxes (including the federal alternative minimum tax). See Item 24 (“Taxation of the Portfolio”) of Part B of this Registration Statement for more information concerning the tax consequences of investing in the Portfolio. The Portfolio's investors are expected to be principally regulated investment companies. The summary above does not address tax consequences to shareholders of those regulated investment companies. Shareholders of those regulated investment companies should refer to the prospectuses and statements of additional information for those funds for a summary of the tax consequences applicable to them.

ITEM 12.                      DISTRIBUTION ARRANGEMENTS.

The Registrant incorporates by reference information concerning its Master-Feeder structure from the sub-sections entitled “Organizational Structure” in each Feeder Fund’s Prospectus.

Deutsche Equity 500 Index Portfolio

PART B

ITEM 14.                      COVER PAGE AND TABLE OF CONTENTS.

Part A of the Registration Statement of Deutsche Equity 500 Index Portfolio (the “Portfolio”) dated May 1, 2015, which may be amended from time to time, provides the basic information investors should know before investing.  This Statement of Additional Information (“SAI”), which is not a prospectus, is intended to provide additional information regarding the activities and operations of the Portfolio and should be read in conjunction with Part A of the Registration Statement. You may request a copy of Part A of the Registration Statement or a paper copy of this SAI, if you have received it electronically, free of charge by calling the Portfolio at (800) 728-3337.

TABLE OF CONTENTS

PORTFOLIO HISTORY

DESCRIPTION OF THE PORTFOLIO AND ITS INVESTMENTS AND RISKS

MANAGEMENT OF THE PORTFOLIO

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

INVESTMENT ADVISORY AND OTHER SERVICES

PORTFOLIO MANAGERS

BROKERAGE ALLOCATION AND OTHER PRACTICES

CAPITAL STOCK AND OTHER SECURITIES

PURCHASE, REDEMPTION AND PRICING OF SHARES

TAXATION OF THE PORTFOLIO

UNDERWRITERS

CALCULATION OF PERFORMANCE DATA

FINANCIAL STATEMENTS

ITEM 15.                      PORTFOLIO HISTORY.

Deutsche Equity 500 Index Portfolio (the “Portfolio”) was organized as a trust under the laws of the State of New York on December 11, 1991. Effective February 6, 2006, the name of the Portfolio was changed from Scudder Equity 500 Index Portfolio to DWS Equity 500 Index Portfolio.  Effective August 11, 2014, DWS Equity 500 Index Portfolio was renamed Deutsche Equity 500 Index Portfolio.

ITEM 16.                      DESCRIPTION OF THE PORTFOLIO AND ITS INVESTMENT AND RISKS.

The Portfolio is a no-load, open-end management investment company. Registrant incorporates by reference information concerning the investment policies, limitations and risks of the Portfolio from the sections entitled “Investments,”  “Investment Restrictions” and “Investments, Practices and Techniques, and Risks” in the SAI of the Feeder Funds, Deutsche Institutional Funds  — Deutsche Equity 500 Index Fund (Institutional Class and Class S)  and Deutsche S&P 500 Index Fund (Class A, Class B, Class C and Class S) filed with the Commission in Post-Effective Amendment No. 105 on April 29, 2015 (File Nos. 033-34079 and 811-06071) (the “Feeder Funds’ SAI”). Capitalized terms used in this Part B have the same meaning as in the Feeder Funds’ SAI.

ITEM 17.                      MANAGEMENT OF THE PORTFOLIO.

Registrant incorporates by reference information concerning the management of the Portfolio from the sections entitled “Management of Each Fund” in the Feeder Funds’ SAI.

ITEM 18.                      CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

As of April 2, 2015, Deutsche Equity 500 Index Fund and Deutsche S&P 500 Index Fund, each a series of Deutsche Institutional Funds, owned approximately 51% and 49%, respectively, of the value of the outstanding interests in the Portfolio. Because each fund owns more than 25% of the outstanding interests in the Portfolio, it could be deemed to control the Portfolio, which means it may take actions without the approval of other investors in the Portfolio.

Each Feeder Fund has informed the Portfolio that whenever it is requested to vote on matters pertaining to the fundamental policies of the Portfolio, the Feeder Fund will hold a meeting of shareholders and will cast its votes as instructed by the Feeder Fund’s shareholders. It is anticipated that other registered investment companies investing in the Portfolio will follow the same or a similar practice.

ITEM 19.                      INVESTMENT ADVISORY AND OTHER SERVICES.

Registrant incorporates by reference information concerning the investment advisory and other services provided for or on behalf of the Portfolio from the sections entitled “Management of Each Fund” in the Feeder Funds’ SAI.

ITEM 20.                      PORTFOLIO MANAGERS.

Registrant incorporates by reference information concerning the Portfolio Managers from the section entitled “Portfolio Management” in the Feeder Funds’ SAI.

ITEM 21.                      BROKERAGE ALLOCATION AND OTHER PRACTICES.

Registrant incorporates by reference information concerning the brokerage allocation and other practices of the Portfolio from the section entitled “Portfolio Transactions and Brokerage Commissions” in each Feeder Fund’s SAI.

ITEM 22.                      CAPITAL STOCK AND OTHER SECURITIES.

Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio’s net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and non-assessable, except as set forth below. Investments in the Portfolio may not be transferred.

Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in the Portfolio may elect all of the Trustees if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required and has no current intention to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio’s Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio’s Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of its investment).

The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two thirds of its investors (with the vote of each being in proportion to its percentage of the beneficial interests in the Portfolio), except that if the Trustees recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to its percentage of the beneficial interests of the Portfolio) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets if approved by the vote of two thirds of its investors (with the vote of each being in proportion to the amount of its investment) or (ii) by the Trustees by written notice to its investors.

Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents, covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

ITEM 23.                      PURCHASE, REDEMPTION AND PRICING OF SHARES.

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. See Item 11 “Shareholder Information” in Part A of this Registration Statement.

Registrant incorporates by reference information concerning the method followed by the Portfolio in determining its net asset value and the timing of such determinations from the section entitled “Net Asset Value” in the Feeder Funds’ SAI.

ITEM 24.                      TAXATION OF THE PORTFOLIO.

Taxes

The following is intended to be a general summary of certain U.S. federal income tax consequences of investing in the Portfolio. It is not intended as a complete discussion of all such consequences, nor does it purport to deal with all categories of investors, some of which may be subject to special tax rules. Current and prospective investors are therefore advised to consult with their tax advisors before making an investment in the Portfolio.  The Portfolio's investors are expected to be principally regulated investment companies. The summary below does not address tax consequences to shareholders of those regulated investment companies. Shareholders of those regulated investment companies should refer to the prospectuses and statements of additional information for those funds for a summary of the tax consequences applicable to them.  The summary below is based on the laws in effect on the date of this Registration Statement and on existing judicial and administrative interpretations thereof, all of which are subject to change, possibly with retroactive effect.

Federal Income Taxation of the Portfolio and its Investors

Federal Income Tax Treatment of the Portfolio. It is intended that the Portfolio operate and be treated as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation or a “publicly traded partnership” (as defined in Section 7704 of the Code) taxable as a corporation. As a result, the Portfolio generally is not expected to be subject to U.S. federal income tax. Nonetheless, the Portfolio will file appropriate information returns with the Internal Revenue Service (“IRS”) annually as described below in “Federal Income Taxation of Investors”.

Federal Income Taxation of Investors. Each investor in the Portfolio is required to take into account in determining its U.S. federal income tax liability its allocable share (as determined in accordance with the governing instruments of the Portfolio and Subchapter K of the Code, related Treasury regulations promulgated thereunder, and other applicable authority) of the Portfolio’s income, gain, loss, deductions, credits and tax preference items for any taxable year of the Portfolio ending with or within the taxable year of such investor, without regard to whether the investor has received or will receive any cash or property distributions from the Portfolio.

The Portfolio may modify its partner allocations to comply with applicable tax regulations, including, without limitation, the income tax regulations under Sections 704, 706, 708, 734, 743, 754, and 755 of the Code. It also may make special allocations of specific tax items, including gross income, gain, deduction, or loss. These modified or special allocations could result in an investor receiving more or less items of income, gain, deduction, or loss (and/or income, gain, deduction, or loss of a different character) than it would in the absence of such modified or special allocations.

The amount of tax due, if any, with respect to gains and income of the Portfolio is determined separately for each investor. The Portfolio will be required to file an information return on IRS Form 1065 and, following the close of the Portfolio’s taxable year, to provide each investor with a Schedule K-l indicating the investor’s allocable share of the Portfolio’s income, gains, losses, deductions, credits, and items of tax preference. Each investor, however, is responsible for keeping its own records for determining its tax basis in its Portfolio interests and calculating and reporting any gain or loss resulting from a Portfolio distribution or redemption or other disposition of Portfolio interests.

Investors who contribute assets in kind to the Portfolio in exchange for Portfolio interests (to the extent such investors do not recognize gains at the time of the contribution) generally will, at the time of disposition by the Portfolio of the investors’ contributed assets, be specially allocated gains or losses from such assets up to the amount of built-in gain or built-in loss, respectively, at the time of contribution.  There are circumstances in which investors who contribute appreciated assets to the Portfolio in kind could recognize income up to the built-in gain in such assets at the time of contribution even in advance of a disposition of such assets.  The IRS may successfully challenge any of the Portfolio’s allocations, elections or determinations, in which case an investor may be allocated more or less of any tax item.

Distributions and adjusted basis. In general, an investor’s adjusted basis in its interest in the Portfolio will initially equal the amount of cash and, if any, the adjusted basis in other property the investor has contributed for the interest and will be increased by the investor’s proportionate share of Portfolio income and gains and decreased (but not below zero) by the amount of cash distributions and the adjusted basis of any property distributed from the Portfolio to the investor and such investor’s distributive share of certain Portfolio expenses and losses. In addition, (1) an investor’s basis includes the investor’s share of the Portfolio’s liabilities, and (2) decreases in the investor’s share of liabilities are treated as cash distributions.

In general, an investor that receives cash in connection with the investor’s complete withdrawal from the Portfolio will recognize capital gain or loss to the extent of the difference between the proceeds received by such investor and such investor’s adjusted tax basis (as adjusted by any special allocations described above) in its Portfolio interest immediately before the distribution. Gain or loss recognized as a result of a complete withdrawal from the Portfolio generally will be short-term or long-term capital gain or loss depending on the investor’s holding period for its interests in the Portfolio, except that an investor generally will recognize ordinary income

(regardless of whether there would be net gain on the transaction and possibly in excess of net gain otherwise recognized) to the extent that the investor receives a cash distribution for the investor’s allocable share of (i) previously untaxed “unrealized receivables” (including any accrued but untaxed market discount) and (ii) substantially appreciated inventory, if any. An investor’s receipt of a non-liquidating cash distribution from the Portfolio generally will result in recognized gain (but not loss) only to the extent that the amount of the distribution exceeds such investor’s adjusted basis in its Portfolio interest before the distribution. If an investor acquired portions of its interest at different times or acquired its entire interest in a single transaction subject to different holding periods, the investor’s interest generally will have a divided holding period, which could cause the investor to recognize more or less short-term and long-term capital gain or loss than it would have with a single holding period.

An investor generally will not recognize gain or loss on an in-kind distribution of property from the Portfolio. If the distribution does not represent a complete liquidation of the investor’s Portfolio interest, the investor’s basis in the distributed property generally will equal the Portfolio’s adjusted tax basis in the property, or, if less, the investor’s basis in its Portfolio interest before the distribution. If the distribution is made in complete liquidation of the investor’s Portfolio interest, the investor generally will take the assets with a tax basis equal to its adjusted tax basis in its Portfolio interest. Special rules apply to the distribution of property to an investor who contributed other property to the Portfolio and to the distribution of such contributed property to another investor. The tax law generally requires a partner in a partnership to recognize gain on a distribution by the partnership of marketable securities, to the extent that the value of such securities exceeds the partner’s adjusted basis in its partnership interest. This requirement does not apply, however, to distributions to “eligible partners” of an “investment partnership,” as those terms are defined in the Code. It is intended that the Portfolio be operated so as to qualify as an “investment partnership,” although there can be no assurance that it will so qualify. If the Portfolio qualifies as an investment partnership, each investor should qualify as an “eligible partner,” provided that such investor contributes only cash and certain other liquid property to the Portfolio.

An investor cannot deduct losses from the Portfolio in an amount greater than such investor’s adjusted tax basis in its Portfolio interest as of the end of the Portfolio’s tax year. An investor may be able to deduct such excess losses in subsequent tax years to the extent that the investor’s adjusted tax basis for its interest exceeds zero in such years. Certain other limitations on the deductibility of Portfolio losses and certain expenses can also apply. For instance, Section 163(d) of the Code imposes limitations on the deductibility of investment interest by non-corporate taxpayers. Investment interest is defined as interest paid or accrued on indebtedness incurred or continued to purchase properties to be held for investment. Investment interest is deductible only to the extent of net investment income (i.e., investment income less investment expenses). Investment interest which cannot be deducted for any year because of the foregoing limitation may be carried forward and allowed as a deduction in a subsequent year to the extent the taxpayer has net investment income in such year. Because all or substantially all of the income or loss of the Portfolio is expected to be treated as arising from property held for investment, any interest expense incurred by a non-corporate investor to purchase or carry its shares in the Portfolio and its allocable share of interest expense incurred by the Portfolio may be subject to the investment interest limitations.

In addition, depending on the nature of its activities, the Portfolio may be deemed to be either an investor or trader in securities, or both if the Portfolio engages in multiple activities. If the Portfolio is deemed to be an investor, certain Portfolio fees and expenses (including, without limitation, the management fees) will be treated as miscellaneous itemized deductions of the Portfolio for U.S. federal income tax purposes. An individual taxpayer and certain trusts or estates that hold interests in the Portfolio (directly or through certain pass-through entities, including a partnership, a nonpublicly offered regulated investment company, a Subchapter S corporation, or a grantor trust) may deduct such fees and expenses in a taxable year only to the extent they exceed 2% of the taxpayer’s adjusted gross income, but only if the investor itemizes deductions.

Federal Income Taxation of Portfolio Income. The Portfolio’s income and gains, if any, may consist of ordinary income, short-term capital gains, and/or long-term capital gains.  Additionally, certain gains may be treated as ordinary income under one or more special tax rules.  Accordingly, it is not clear what portion of the Portfolio’s income will consist of long-term capital gains, which are taxable to individuals at reduced rates, or qualified dividend income, which is taxable to individuals at long-term capital gains rates instead of ordinary income rates. Further, some or all of the taxable losses (if any) realized by the Portfolio in a taxable year may consist of long-term or short-term capital losses, the deductibility of which is subject to certain limitations.

Dividends received by the Portfolio from domestic corporations and certain foreign corporations will be “qualified dividend income,” taxed in the hands of individuals and other non-corporate taxpayers at the rates applicable to long-term capital gain, provided holding period and other requirements are met with respect to the underlying securities generating such dividend income. A dividend will not be treated as qualified dividend income by the Portfolio or its investors (1) if the dividend is received with respect to any share of stock held by the Portfolio for fewer than 61 days during the 121-day period beginning on the date which is 60 days before the date on which such share becomes ex-dividend with respect to such dividend (or, in the case of certain preferred stock, 91 days during the 181-day period beginning 90 days before such date), (2) to the extent that the recipient is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property, (3) if the recipient elects to have the dividend income treated as investment income for purposes of the limitation on deductibility of investment interest, or (4) if the dividend is received from a foreign corporation that is (a) not eligible for the benefits of a comprehensive income tax treaty with the United States (with the exception of dividends paid on stock of such a foreign corporation readily tradable on an established securities market in the United States) or (b) treated as a passive foreign investment company. For purposes of determining the holding period for stock on which a dividend is received, such holding period is reduced for any period the recipient has an option to sell, is under a contractual obligation to sell or has made (and not closed) a short sale of substantially identical stock or securities, and in certain other circumstances. In addition, qualified dividend income does not include any dividends received from tax-exempt corporations or interest from fixed income securities. Also, dividend distributions received by a Portfolio from a real estate investment trust (“REIT”) or a regulated investment company are generally qualified dividend income only to the extent the dividend distributions are made out of qualified dividend income received by such REIT or regulated investment company.

Net investment income will qualify for the 70% dividends-received deduction generally available to corporations to the extent of qualifying dividends received by the Portfolio from domestic corporations for the taxable year. A dividend received by the Portfolio will not be treated as a dividend eligible for the dividends-received deduction (i) if it has been received with respect to any share of stock that the Portfolio has held for less than 46 days (91 days in the case of certain preferred stock) during the 91-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend (during the 181-day period beginning 90 days before such date in the case of certain preferred stock) or (ii) to the extent that the recipient is under an obligation (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. Moreover, the dividends received deduction may otherwise be disallowed or reduced by application of various provisions of the Code (for instance, the dividends-received deduction is reduced in the case of a dividend received on debt-financed stock (generally, stock acquired with borrowed funds)). Distributions from REITs do not qualify for the deduction for dividends received. Dividend distributions from regulated investment companies are generally eligible for the deduction for dividends received only to the extent the dividend distributions are made out of qualifying dividend income received by the regulated investment companies.

Income received by the Portfolio in lieu of dividends with respect to (i) securities on loan pursuant to a securities lending transaction or (ii) dividend income received by the Portfolio on securities it temporarily purchased from a counterparty pursuant to a repurchase agreement that is treated for

U.S. federal income tax purposes as a loan by the Portfolio, will not constitute qualified dividend income to individual shareholders and will not be eligible for the dividends-received deduction for corporate shareholders.

Special tax provisions that apply to certain investments. Certain of the Portfolio’s investment practices are subject to special and complex federal income tax provisions, including rules relating to short sales, constructive sales, “straddle” and “wash sale” transactions and mark-to-market rules, that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gains into higher taxed short-term capital gains or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss, (iv) cause the recognition of income or gain without a corresponding receipt of cash and/or (v) adversely alter the characterization of certain Portfolio investments. Moreover, the straddle rules and short sale rules may require the capitalization of certain related expenses of the Portfolio.

Certain debt obligations. The Portfolio’s investment in debt obligations that are issued with original issue discount (OID) or acquired with market discount or acquisition discount will be subject to special federal income tax rules. Pursuant to these special rules, the Portfolio may be required to include any such OID or discount generated on these securities in its taxable income, and allocate that income to its investors, over the term of the securities, even though payment of those amounts are not received until a later time, upon partial or full repayment or disposition of the debt securities. These investments may also affect the character of income recognized by the Portfolio and allocated to its investors.

Derivatives. A Portfolio’s transactions in foreign currencies, derivative instruments (e.g., forward contracts, swap agreements, options and futures contracts (including options and futures contracts on foreign currencies)), as well as any of its other hedging, short sale or similar transactions, may be subject to special provisions of the Code (including provisions relating to “hedging transactions” and “straddles”) that, among other things, may affect the character of gains or losses (i.e., may affect whether gains or losses are ordinary or capital), accelerate recognition of income and defer losses. These rules could therefore affect the amount, timing and/or character of income, gains, losses and other tax items that are allocable to investors and could cause investors to be taxed on amounts not representing economic income of the Portfolio.

Because federal income tax rules applicable to these types of transactions are in some cases uncertain under current law, an adverse determination or future guidance by the IRS with respect to these rules (which determination or guidance could be retroactive) may cause changes in an investor's allocation of any tax item, possibly for prior years.

REITs. The Portfolio’s investments in equity securities of REITs may result in the Portfolio’s receipt of cash in excess of the REIT’s earnings, with this excess constituting a return of capital to investors. In addition, such investments in REIT equity securities also may require investors to accrue income not yet distributed by the REIT. Dividends received by the Portfolio from a REIT will not qualify for the corporate dividends-received deduction and generally will not constitute qualified dividend income.

Under a notice issued by the Internal Revenue Service (“IRS”) in October 2006 and Treasury regulations that have yet to be issued but may apply retroactively, a portion of the Portfolio’s income from a REIT (or other pass-through entity) that is attributable to a residual interest in a real estate mortgage investment conduit (REMIC) (including a residual interest in a collateralized mortgage obligation (CMO) for which an election to be treated as a REMIC is in effect) or an equity interest in a taxable mortgage pool (TMP) (referred to in the Code as an “excess inclusion”) will be subject to federal income tax in all events. This notice also provides, and the regulations are expected to provide, that excess inclusion income of a partnership will be allocated to investors in the partnership consistent with their allocation of other items of income, with the same consequences as if the investors held the related REMIC or TMP interest directly.

In general, excess inclusion income allocated to investors (i) may constitute “unrelated business taxable income” (UBTI) for those entities who would otherwise be exempt from federal income tax, such as individual retirement accounts, 401(k) accounts, Keogh plans, pension plans and certain charitable entities, that invest in a regulated investment company to which the Portfolio allocates excess inclusion income, thereby potentially requiring an entity that otherwise might not be required to file a federal income tax return, to file a tax return and pay tax on such income, (ii) cannot be offset by net operating losses (subject to a limited exception for certain thrift institutions), and (iii) will not be eligible for reduced U.S. withholding tax rates for non-U.S. investors (including non-US investors eligible for the benefits of a U.S. income tax treaty) that invest in a regulated investment company to which the Portfolio allocates excess inclusion income.

Foreign investments. The Portfolio may make investments that subject the Portfolio and/or investors directly or indirectly to taxation and/or tax filing obligations in foreign jurisdictions, including withholding taxes on dividends, interest, and capital gains. In particular, the Portfolio’s foreign investments may cause some of the income or gains of the Portfolio to be subject to withholding or other taxes of foreign jurisdictions, and could result in taxation on net income attributed to the jurisdiction if the Portfolio were considered to be conducting a trade or business in the applicable country through a permanent establishment or otherwise. Such foreign taxes and/or tax filing obligations may be reduced or eliminated by applicable income tax treaties, although investors should be aware that the Portfolio may not be entitled to claim reduced withholding rates on foreign taxes or may choose not to assert any such claim. The tax consequences to investors may depend in part on the direct and indirect activities and investments of the Portfolio. Accordingly, the Portfolio will be limited in its ability to avoid adverse foreign tax consequences resulting from the Portfolio’s underlying investments. Furthermore, some investors may not be eligible for certain or any treaty benefits. Subject to applicable limitations, an investor that is a regulated investment company for U.S. federal income tax purposes may be entitled to elect to permit its shareholders to claim, for U.S. federal income tax purposes, a credit or deduction for its allocable share of any foreign tax incurred by the Portfolio, including withholding taxes, so long as such foreign tax qualifies as a creditable income tax under the applicable Treasury regulations.

The Portfolio’s transactions in foreign currencies, foreign-currency-denominated debt obligations and certain foreign currency options, futures contracts and forward contracts (and similar instruments) may give rise to ordinary income or loss to the extent such income or loss results from fluctuations in the value of the foreign currency concerned. Under section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time the Portfolio accrues income or receivables or expenses or other liabilities denominated in a foreign currency and the time the Portfolio actually collects such income or pays such liabilities are generally treated as and allocated to investors as ordinary income or ordinary loss. In general, gains (and losses) realized on debt instruments will be treated as section 988 gain (or loss) to the extent attributable to changes in exchange rates between the US dollar and the currencies in which the instruments are denominated. Similarly, gains or losses on foreign currency, foreign currency forward contracts and certain foreign currency options or futures contracts, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as and allocated to investors as ordinary income or loss unless the Portfolio elects otherwise.

Regulated investment company investors. It is intended that the Portfolio’s assets and income will be managed in such a way that an investor in the Portfolio will be able to satisfy the diversification and income requirements of Subchapter M of the Code for qualification as a regulated investment company, assuming that the investor has invested all or substantially all of its assets in the Portfolio.

Because the Portfolio is not required to make distributions to its investors each year, the income recognized by a regulated investment company in respect of its investment in the Portfolio could exceed amounts distributed by the Portfolio to the regulated investment company in a particular year. In addition, this situation can be exacerbated by certain of the Portfolio's investments, which, as described earlier, can give rise to “phantom” (noncash) income or otherwise cause timing differences between income recognition for tax purposes and actual receipt of cash by the Portfolio on the investments. Accordingly, investors that intend to meet the 90% distribution requirement for treatment as regulated investment companies could be required to redeem a portion of their interests in the Portfolio in order to obtain sufficient cash to satisfy the annual 90% distribution requirement with respect to such income and to otherwise avoid entity-level U.S. federal income and excise taxes. The Portfolio, in turn, may sell portfolio holdings in order to meet such redemption requests, including at a time when it may not be advantageous to do so.

Investor Reporting Obligations With Respect to Foreign Banks and Financial Accounts

Investors that are U.S. persons and own, directly or indirectly, more than 50% of the Portfolio could be required to report annually their “financial interest” in the Portfolio’s “foreign financial accounts,” if any, on FinCEN Form 114, Report of Foreign Bank and Financial Accounts.

Other Reporting and Withholding Requirements

Sections 1471-1474 of the Code and the U.S. Treasury regulations and IRS guidance issued thereunder (collectively, “FATCA”), generally require the Portfolio to obtain information sufficient to identify the statue of each of its investors under FATCA or under an applicable intergovernmental agreement (an “IGA”).  If an investor fails to provide this information or otherwise fails to comply with FATCA or an IGA, the Portfolio may be required to withhold under FATCA at a rate of 30% with respect to that investor on ordinary dividends it pays or allocates after June 30, 2014 (or in certain cases, after later dates) and 30% of the gross proceeds from the sale or other disposition of property, including redemption proceeds in respect of the investor’s interest in the Portfolio, that can produce U.S.-source dividends or interest paid or allocated to that investor after December 31, 2016.

Each prospective investor is urged to consult its tax adviser regarding the applicability of FATCA and any other reporting requirements with respect to the prospective investor’s own situation, including investments through an intermediary.

Backup Withholding

The Portfolio may be required to withhold U.S. federal income tax on distributions and redemption proceeds payable to investors who fail to provide the Portfolio with their correct taxpayer identification number or to make required certifications, who have underreported dividend or interest income, or who have been notified (or when the Portfolio is notified) by the IRS that they are subject to backup withholding. The backup withholding tax rate is 28%. Corporate investors and certain other investors specified in the Code generally are exempt from such backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the investor’s U.S. federal income tax liability.

U.S. Tax Shelter Rules

The Portfolio may engage in transactions or make investments that would subject the Portfolio, its investors, and/or its “material advisors,” as defined in Treas. Reg. Sec. 301.6112-1(c)(1), to special rules requiring such transactions or investments by the Portfolio or investments in the Portfolio to be reported and/or otherwise disclosed to the IRS, including to the IRS’s Office of Tax Shelter Analysis (the “Tax Shelter Rules”). A transaction may be subject to reporting or disclosure if it is described in any of several categories of “reportable transactions” in Treas. Reg. Sec. 1.6011-4(b), which include, among others, transactions that result in the incurrence of a loss or losses exceeding certain thresholds or that are offered under conditions of confidentiality. Although the Portfolio does not expect to engage in transactions solely or principally for the purpose of achieving a particular tax consequence, there can be no assurance that the Portfolio will not engage in transactions that trigger the Tax Shelter Rules. In addition, an investor may have disclosure obligations with respect to its shares in the Portfolio if the investor (or the Portfolio in certain cases) participates in a reportable transaction.

Investors should consult their own tax advisors about their obligation to report or disclose to the IRS information about their investment in the Portfolio and participation in the Portfolio’s income, gain, loss, deduction, or credit with respect to transactions or investments subject to these rules. In addition, pursuant to these rules, the Portfolio may provide to its material advisors identifying information about the Portfolio’s investors and their participation in the Portfolio and the Portfolio’s income, gain, loss, deduction, or credit from those transactions or investments, and the Portfolio or its material advisors may disclose this information to the IRS upon its request. Significant penalties may apply for failure to comply with these rules.

Under U.S. federal tax law, if the Portfolio (or any fund in which the Portfolio directly or indirectly invests) engages in certain tax shelter transactions, a tax-exempt investor could be subject to an excise tax equal to the highest corporate tax rate times the greater of (i) the investor’s net income from the transactions or (ii) 75% of the proceeds attributable to the investor from the transactions. If such a tax-exempt investor knew or had reason to know that a transaction was a prohibited tax shelter transaction, a substantially higher excise tax could be applicable. In addition, such tax-exempt investors could be subject to certain disclosure requirements, and penalties could apply if such tax-exempt investors do not comply with such disclosure requirements. There can be no assurance that the Portfolio (or any fund in which the Portfolio directly or indirectly invests) will not engage or be deemed to engage in prohibited tax shelter transactions. The excise tax does not apply to tax-exempt investors that are pension plans, although certain penalties applicable to “entity managers” (as defined in Section 4965(d) of the Code) might still apply. Tax-exempt investors should consult their own tax advisors regarding these provisions.

In certain circumstances, the Portfolio and/or the Portfolio’s tax advisor may make special disclosures to the IRS of certain positions taken by the Portfolio.

Non-Income, State, Local, and Foreign Taxes

The foregoing discussion does not address the U.S. federal alternative minimum tax, or U.S. federal non-income, state, local, or foreign tax, consequences of an investment in the Portfolio. It is possible that the Portfolio’s activities might generate tax return filing, reporting, or tax payment obligations in U.S. states or local or foreign jurisdictions. Prospective investors should consult their own tax advisors regarding U.S. federal non-income, state, local, and foreign tax matters.

The foregoing is only a summary of certain material U.S. federal income tax consequences affecting the Portfolio and its investors. Current and prospective investors are advised to consult their own tax advisors with respect to the particular tax consequences to them of an investment in the Portfolio.

In particular, the Portfolio's investors are expected to be principally entities that intend to qualify for the special tax treatment accorded regulated investment companies under Subchapter M of the Code.  The foregoing discussion does not address all of the special tax considerations applicable to those investors. Further, the summary above does not address tax consequences to shareholders of those regulated investment companies. Shareholders of those regulated investment companies should refer to the prospectuses and statements of additional information for those funds for a summary of the tax consequences applicable to them.  Potential investors that do not qualify or do not intend to qualify as regulated investment companies are advised to consult their tax advisors with respect to the particular tax consequences to them of an investment in the Portfolio.

ITEM 25.                      UNDERWRITERS.

The placement agent for the Portfolio is DDI, which receives no additional compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

ITEM 26.                      CALCULATION OF PERFORMANCE DATA.

Not applicable.

ITEM 27.                      FINANCIAL STATEMENTS.

The financial statements for the Portfolio are incorporated herein by reference from (1) Deutsche Institutional Funds — Deutsche Equity 500 Index Fund (Institutional Class and Class S) Annual Report dated December 31, 2014 (File Nos. 033-34079 and 811-06071) and (2) Deutsche Institutional Funds — Deutsche S&P 500 Index Fund (Class A, Class B, Class C, and Class S) Annual Report dated December 31, 2014 (File Nos. 033-34079 and 811-06071). A copy of each Annual Report may be obtained without charge by contacting the Feeder Funds.

Deutsche Equity 500 Index Portfolio

PART C — OTHER INFORMATION

Responses to Items 28(e) and (i) - (k) have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

ITEM 28.                      EXHIBITS.

(a)	(1)	Declaration of Trust dated December 11, 1991. (Incorporated by reference to Amendment No. 4 to the Registration Statement, as filed on April 26, 1996.)

	(2)	Amendment No. 1 to Declaration of Trust dated June 23, 1992. (Incorporated by reference to Amendment No. 4 to the Registration Statement, as filed on April 26, 1996.)

	(3)	Certificate of Amendment to the Declaration of Trust, dated May 16, 2003. (Incorporated by reference to Amendment No. 14 to the Registration Statement, as filed on May 1, 2004.)

	(4)	Certificate of Amendment to the Declaration of Trust, dated February 6, 2006. (Incorporated by reference to Amendment No. 17 to the Registration Statement, as filed on April 28, 2006.)

	(5)	Certificate of Amendment to the Declaration of Trust dated August 11, 2014. (Filed herein.)

(b)	(1)	By-Laws dated December 11, 1991. (Incorporated by reference to Amendment No. 4 to the Registration Statement, as filed on April 26, 1996.)

	(2)	Amendment to By-Laws dated September 30, 2005. (Filed herein.)

	(3)	Amendment to By-Laws, dated April 1, 2011. (Incorporated by reference to Amendment No. 22 to the Registration Statement, as filed on April 29, 2011.)

(c)
Instruments defining the rights of shareholders, including the relevant portions of the Declaration of Trust, dated December 11, 1991, as amended through August 11, 2014 (see Section 9.1), and the By-Laws, dated December 11, 1991, as amended through April 1, 2011 (See Article #1). (Incorporated by reference as to exhibits (a)(1) through (a)(4) and (b)(1) through (b)(3) to this Registration Statement.)

(d)	(1)
Amended and Restated Investment Management Agreement between the Registrant and Deutsche Investment Management Americas Inc. dated June 1, 2006 and revised as of January 1, 2007.  (Incorporated by reference to Amendment No. 18 to the Registration Statement, as filed on May 1, 2007.)

	(2)
Investment Sub-Advisory Agreement (as revised) between Deutsche Investment Management Americas Inc. and Northern Trust Investments, N.A. dated April 25, 2003 and revised as of January 1, 2007. (Incorporated by reference to Amendment No. 20 to the Registration Statement, as filed on April 30, 2009.)

(f)		Not applicable.

(g)	(1)
Master Custodian Agreement between the Registrant and State Street Bank and Trust Company dated November 17, 2008. (Incorporated by reference to Amendment No. 19 to the Registration Statement, as filed on April 30, 2009.)

	(2)	Appendix A, effective August 11, 2014, to the Master Custodian Agreement dated November 17, 2008. (Filed herein.)

(h)	(1)
Amended and Restated Administrative Services Agreement between the Registrant and Deutsche Investment Management Americas Inc. dated October 1, 2008. (Incorporated by reference to Amendment No. 19 to the Registration Statement, as filed on April 30, 2009.)

(2)
Sub-Administration Agreement and Sub-Accounting Agreement among State Street Bank and Trust Company and Deutsche Investment Management Americas Inc., Scudder Fund Accounting Corporation, and Investment Company Capital Corp. dated April 1, 2003. (Incorporated by reference to Amendment No. 14 to the Registration Statement, as filed on April 29, 2004.)

	(3)	Schedule A, effective August 11, 2014, to Sub-Administration and Sub-Accounting Agreement dated April 1, 2003. (Filed herein.)

	(4)	Exclusive Placement Agent Agreement between Registrant and Scudder Distributors, Inc. (now known as DeAWM Distributors, Inc.) dated August 19, 2002. (Filed herein.)

(5)
Transfer Agency and Service Agreement between the Registrant and DWS Investments Service Company (now known as DeAWM Service Company) dated June 1, 2006. (Incorporated by reference to Amendment No. 18 to the Registration Statement, as filed on April 30, 2007.)

	(6)	Form of Expense Limitation Agreement, dated October 1, 2007, between the Registrant and Deutsche Investment Management Americas Inc. (Filed herein.)

	(7)	Letters of Indemnity to the Scudder Funds (New York Board) dated October 8, 2004; and Letter of Indemnity to the Independent Trustees dated October 8, 2004. (Filed herein.)

(l)		Investment representation letters of initial investors. (Incorporated by reference to Registrant’s registration statement on Form N-1A, as filed on June 9, 1992.)

(m)		Not applicable.

(n)		Not applicable.

(o)		Not applicable.

(p)	(1)
The Code of Ethics of Northern Trust Investments, N.A., dated February 1, 2005; last amended April 2, 2009; and February 1, 2010.  (Incorporated by reference to Amendment No. 21 to the Registration Statement, as filed on April 28, 2010.)

	(2)	Code of Ethics for Deutsche Asset & Wealth Management – U.S., dated July 1, 2013. (Incorporated by reference to Amendment No. 26 to the Registration Statement, as filed on May 1, 2014.)

	(3)	Consolidated Fund Code of Ethics – All Funds, dated September 6, 2013. (Incorporated by reference to Amendment No. 26 to the Registration Statement, as filed on May 1, 2014.)

________________________________

ITEM 29.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE PORTFOLIO.

None.

ITEM 30.                      INDEMNIFICATION.

Article V, Section 5.4 of the of the Registrant’s Declaration of Trust (Exhibit (a)(1) hereto, which is incorporated herein by reference) provides in effect that the Registrant will indemnify its officers and trustees under certain circumstances. However, in accordance with Section 17(h) and 17(i) of the Investment Company Act of 1940 and its own terms, said Article of the Declaration of Trust does not protect the Registrant’s officers and trustees against any liability to the Registrant or its shareholders to which such officer or trustee with respect to any matter as to which such person shall have been adjudicated to have acted in willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Each of the trustees who is not an “interested person” (as defined under the Investment Company Act of 1940) of Registrant (a “Non-interested Trustee”) has entered into an indemnification agreement with Registrant, which agreement provides that the Registrant shall indemnify the Non-interested Trustee against certain liabilities which such Trustee may incur while acting in the capacity as a trustee, officer or employee of the Registrant to the fullest extent permitted by law, now or in the future, and requires indemnification and advancement of expenses unless prohibited by law.  The indemnification agreement cannot be altered without the consent of the Non-interested Trustee and is not affected by amendment of the Agreement and Declaration of Trust.  In addition, the indemnification agreement adopts certain presumptions and procedures which may make the process of indemnification and advancement of expenses more timely, efficient and certain.  In accordance with Section 17(h) of the Investment Company Act of 1940, the indemnification agreement does not protect a Non-interested Trustee against any liability to the Registrant or its shareholders to which such Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

The Registrant has purchased insurance policies insuring its officers and trustees against certain liabilities which such officers and trustees may incur while acting in such capacities and providing reimbursement to the Registrant for sums which it may be permitted or required to pay to its officers and trustees by way of indemnification against such liabilities, subject to certain deductibles.

On April 5, 2002, Zurich Scudder Investments, Inc. (“Scudder”), the investment adviser, now known as Deutsche Investment Management Americas Inc. (“DIMA”), was acquired by Deutsche Bank AG, not including certain U.K. Operations (the “Transaction”).  In connection with the Trustees’ evaluation of the Transaction, Deutsche Bank agreed to indemnify, defend and hold harmless Registrant and the trustees who were not “interested persons” of Scudder, Deutsche Bank or Registrant (the “Non-interested Trustees”) for and against any liability and claims and expenses based upon or arising from, whether in whole or in part, or directly or indirectly, any untrue statement or alleged untrue statement of a material fact made to the Independent Trustees by Deutsche Bank in connection with the Non-interested Trustees’ consideration of the Transaction, or any omission or alleged omission of a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading.

DIMA, the investment advisor, has agreed, subject to applicable law and regulation, to indemnify and hold harmless the Registrant against any loss, damage, liability and expense, including, without limitation, the advancement and payment, as incurred, of reasonable fees and expenses of counsel (including counsel to the Registrant and counsel to the Non-interested Trustees) and consultants, whether retained by the Registrant or the Non-interested Trustees, and other customary costs and expenses incurred by the Registrant in connection with any litigation or regulatory action related to possible improper market timing or other improper trading activity or possible improper marketing and sales activity in the Registrant (“Private Litigation and Enforcement Actions”).  In the event that this indemnification is unavailable to the Registrant for any reason, then DIMA has agreed to contribute to the amount paid or payable by the Registrant as a result of any loss, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of DIMA and the Registrant with respect to the matters which resulted in such loss, damage, liability or expense, as well as any other relevant equitable considerations; provided, however, if no final determination is made in such action or proceeding as to the relative fault of DIMA and the Registrant, then DIMA shall pay the entire amount of such loss, damage, liability or expense.

In recognition of its undertaking to indemnify the Registrant, DIMA has also agreed, subject to applicable law and regulation, to indemnify and hold harmless each of the Non-interested Trustees against any and all loss, damage, liability and expense, including without limitation the advancement and payment as incurred of reasonable fees and expenses of counsel and consultants, and other customary costs and expenses incurred by the Non-interested Trustees, arising from the Private Litigation and Enforcement Actions, including without limitation:

1.
all reasonable legal and other expenses incurred by the Non-interested Trustees in connection with the Private Litigation and Enforcement Actions, and any actions that may be threatened or commenced in the future by any person (including any governmental authority), arising from or similar to the matters alleged in the Private Litigation and Enforcement Actions, including without limitation expenses related to the defense of, service as a witness in, or monitoring of such proceedings or actions;

2.	all liabilities and expenses incurred by any Non-interested Trustee in connection with any judgment resulting from, or settlement of, any such proceeding, action or matter;

3.
any loss or expense incurred by any Non-interested Trustee as a result of the denial of, or dispute about, any insurance claim under, or actual or purported rescission or termination of, any policy of insurance arranged by DIMA (or by a representative of DIMA acting as such, acting as a representative of the Registrant or of the Non-interested Trustees or acting otherwise) for the benefit of the Non-interested Trustee, to the extent that such denial, dispute or rescission is based in whole or in part upon any alleged misrepresentation made in the application for such policy or any other alleged improper conduct on the part of DIMA, any of its corporate affiliates, or any of their directors, officers or employees;

4.
any loss or expense incurred by any Non-interested Trustee, whether or not such loss or expense is otherwise covered under the terms of a policy of insurance, but for which the Non-interested Trustee is unable to obtain advancement of expenses or indemnification under that policy of insurance, due to the exhaustion of policy limits which is due in whole or in part to DIMA or any affiliate thereof having received advancement of expenses or indemnification under that policy for or with respect to a matter which is the subject of the indemnification agreement; provided, however, the total amount which DIMA will be obligated to pay under this provision for all loss or expense, will not exceed the amount that DIMA and any of its affiliate actually receive under that policy or insurance for or with respect to a matter which is the subject of the indemnification agreement; and

5.
all liabilities and expenses incurred by any Non-interested Trustee in connection with any proceeding or action to enforce his or her rights under the agreement, unless DIMA prevails on the merits of any such dispute in a final, nonappealable court order.

DIMA is not required to pay costs or expenses or provide indemnification to or for any individual Non-interested Trustee (i) with respect to any particular proceeding or action as to which the Board of the Registrant has determined that such Non-interested Trustee ultimately will not be entitled to indemnification with respect thereto, or (ii) for any liability of the Non-interested Trustee to the Registrant or its shareholders to which such Non-interested Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Non-interested Trustee’s duties as a Trustee of the Registrant as determined in a final adjudication in such proceeding or action.  In addition, to the extent that DIMA has paid costs or expenses under the agreement to any individual Non-interested Trustee with respect to a particular proceeding or action, and there is a final adjudication in such proceeding or action of the Non-interested Trustee’s liability to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Non-interested Trustee’s duties as a Trustee of the Registrant, such Non-interested Trustee has undertaken to repay such costs or expenses to DIMA.

Item 31.                                Business and Other Connections of Investment Advisor

During the last two fiscal years, no director or officer of Deutsche Investment Management Americas Inc., the investment advisor, has engaged in any other business, profession, vocation or employment of a substantial nature other than that of the business of investment management and, through affiliates, investment banking.

Item 32.                                Principal Underwriters

(a)

DeAWM Distributors, Inc. acts as principal underwriter of the Registrant’s shares and acts as principal underwriter for registered open-end management investment companies and other funds managed by Deutsche Investment Management Americas Inc.

(b)

Information on the officers and directors of DeAWM Distributors, Inc., principal underwriter for the Registrant, is set forth below.  The principal business address is 222 South Riverside Plaza, Chicago, Illinois 60606.

(1)	(2)	(3)
DeAWM Distributors, Inc. Name and Principal Business Address	Positions and Offices with DeAWM Distributors, Inc.	Positions and Offices with Registrant

Robert Kendall 222 South Riverside Plaza Chicago, IL 60606	Director, Chairman of the Board, CEO and President	None

Cynthia P. Nestle 345 Park Avenue New York, NY 10154	Director, Chief Operating Officer and Vice President	None

Christine Rosner 60 Wall Street New York, NY 10005	Director and Vice President	None

Judith Irish 345 Park Avenue New York, NY 10154	Director and Vice President	None

Joseph Sarbinowski 345 Park Avenue New York, NY 10154	Vice President	None

Nancy Tanzil 60 Wall Street New York, NY 10005	Chief Financial Officer and Treasurer	None

Paul Schubert 60 Wall Street New York, NY 10005	Vice President	Chief Financial Officer and Treasurer

Donna White 60 Wall Street New York, NY 10005	Chief Compliance Officer	None

Caroline Pearson One Beacon Street Boston, MA 02108	Secretary	Chief Legal Officer

Anjie LaRocca 60 Wall Street New York, NY 10005	Assistant Secretary	None

(c)           Not applicable.

Item 33.                                Location of Accounts and Records.

The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the following locations:

Advisor and Administrator (Accounting Agent, as applicable)	Deutsche Investment Management Americas Inc. 345 Park Avenue New York, NY 10154

Custodian and Sub-Administrator (Sub-Accounting Agent, as applicable)	State Street Bank & Trust Company State Street Financial Center One Lincoln Street Boston, MA 02111

Transfer Agent	DeAWM Service Company 210 West 10th Street Kansas City, MO 64105

Sub-Transfer Agent	DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105

Distributor	DeAWM Distributors, Inc. 222 South Riverside Plaza Chicago, IL 60606

Storage Vendor	Recall Corporation 5 Beeman Road Northborough, MA 01532

ITEM 34.                      MANAGEMENT SERVICES.

Not Applicable.

ITEM 35.                      UNDERTAKINGS.

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, DEUTSCHE EQUITY 500 INDEX PORTFOLIO, has duly caused this Amendment No. 28 to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized in the City of New York and the State of New York, on the 24th day of April 2015.

DEUTSCHE EQUITY 500 INDEX PORTFOLIO

By: /s/Brian E. Binder
Brian E. Binder*
President

*By:       /s/Caroline Pearson
Caroline Pearson**
Chief Legal Officer

**	Attorney-in-fact pursuant to the powers of attorney that are incorporated herein by reference to Amendment No. 27, as filed on August 11, 2014 to the Registration Statement.

DEUTSCHE EQUITY 500 INDEX PORTFOLIO

Exhibit Index

(a)(5)
(b)(2)
(g)(2)
(h)(3)
(h)(4)
(h)(6)
(h)(7)